Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, for the registration of 3,600,000 shares of common stock of Zix Corporation, of our report dated March 11, 2015 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Zix Corporation included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Whitley Penn LLP

Dallas, Texas
June 24, 2015